                                                                    Exhibit 23.3


Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alterra Healthcare Corporation:

We consent to the use of our report dated April 13, 2004, with respect to the consolidated balance sheets of Alterra Healthcare Corporation (the Predecessor Company) as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from January 1, 2003 to November 30, 2003 and the year ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 13, 2004 also contains an explanatory paragraph that the Corporation emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, the Corporation changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

/s/ KPMG LLP

Milwaukee, WI
September 19, 2005